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                                                               EXHIBIT 99.B9(ii)

                        SHAREHOLDER SERVICING AGREEMENT

     This Agreement is made as of __________, 1998 between Pacific Investment Management Company ("PIMCO") and PIMCO Funds Distributors LLC ("PFD"), a Delaware limited liability company and a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "1934 Act").

                                    RECITALS

     WHEREAS, PIMCO Funds: Pacific Investment Management Series (the "Trust") is a Massachusetts business trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and offers shares of beneficial interest in separate series or funds ("Funds"), each with its own investment objective or objectives and investment policies;

     WHEREAS, the Trust is authorized to issue shares of the Funds in separate classes of shares, one of which is designated Class D shares;

     WHEREAS, certain shareholders of Class D shares may require distribution and related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may be useful to such shareholders and facilitate their ability to invest in the Funds;

     WHEREAS, pursuant to the terms of an Amended and Restated Administration Agreement dated as of __________, 1998 (the "Administration Agreement"), PIMCO has agreed to serve as the administrator of the Trust and to provide or procure certain services for the Trust;

     WHEREAS, the Administration Agreement provides that PIMCO will provide, or arrange for the provision of, certain distribution-related and shareholder services with respect to the Class D shares of the Funds;

     WHEREAS, the Administration Agreement includes a defensive distribution plan for Class D shares (the "Distribution Plan") because certain of those services may be deemed to be "primarily intended to result in the sale" of Class D shares (within the meaning of Rule 12b-1 under the 1940 Act);

     WHEREAS, PIMCO desires that PFD provide, or arrange for the provision of, certain distribution-related and/or shareholder services with respect to Class D shares of the Funds in accordance with the terms and conditions of this Agreement set forth below.

                              W I T N E S S E T H:

     PIMCO and PFD agree as follows:

     1. Appointment. PIMCO hereby authorizes PFD to provide certain
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distribution-related and shareholder services to shareholders of the Funds with respect to whom PFD has a
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servicing relationship, and further authorizes PFD to enter into agreements with broker-dealers registered under the 1934 Act, banks exempt from registration under that Act, registered investment advisers and other financial services firms ("Service Organizations") with respect to the provision of distribution-related and/or shareholder services to shareholders of the Funds with respect to which such Service Organizations have a servicing relationship, on the same general terms as provided herein ("Service Agreements"). The form of any such agreement shall be subject to the approval of PIMCO. The appointment of PFD or any Service Organization hereunder is non-exclusive, and PFD recognizes and agrees that, from time to time, PIMCO may enter into other agreements with financial intermediaries with respect to the provision of distribution-related, administrative and/or shareholder services for the Funds.

     2.  Services to be Performed.  For the duration of this Agreement, PFD
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agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Funds as from time to time in effect (collectively, the "Prospectus"), to provide in respect of investors purchasing Class D shares some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Service Organizations: (i) facilities for placing orders directly for the purchase of a Fund's shares and tendering a Fund's Class D shares for redemption; (ii) advertising with respect to a Fund's Class D shares; (iii) providing information about the Funds; (iv) providing facilities to answer questions from prospective investors about the Funds; (v) receiving and answering correspondence, including requests for Prospectuses; (vi) preparing, printing and delivering Prospectuses and shareholder reports to prospective shareholders; (vii) assisting investors in applying to purchase Class D Shares and selecting dividend and other account options; and (viii) shareholder services provided by a Service Organization that may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; performing similar account administrative services; providing such shareholder communications and recordkeeping services as may be required for any program for which the Service Organization is a sponsor that relies on Rule 3a-4 under the 1940 Act; and providing such other similar services as PFD may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules, or regulations.

     The Service Organization will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Service Organization's business, or any personnel employed by the Service Organization) as may be reasonably necessary or beneficial in order to provide such support services with respect to a Fund's Class D shares.

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     3. Orders and Settlement.  Orders submitted by PFD (including orders
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forwarded by Service Organizations on behalf of clients to PFD in its capacity as principal underwriter for the Trust) on behalf of investors shall be accepted or rejected by PFD as set forth in the Distribution Contract pursuant to which PFD serves as principal underwriter to the Trust.

     4.  Representations and Warranties:  Compliance with Laws. PFD represents
         -----------------------------------------------------
that it is a broker-dealer registered under the 1934 Act and a member of the National Association of Securities Dealers, Inc. ("NASD"). PFD agrees to abide by the Conduct Rules of the NASD. This Agreement is in all respects subject to Rule 2830 of the Conduct Rules of the NASD, which shall control any provisions to the contrary.

     5.  Sales Materials.  No person is authorized to make any representations
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concerning Class D shares of the Funds except those contained in the then current Prospectus and printed information issued by each Fund or by the Trust as explanatory materials and/or information supplemental to each Prospectus. PIMCO shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. PFD agrees not to use other advertising or sales material relating to the Funds unless approved in writing by PIMCO in advance of such use. PFD agrees to indemnify the Funds and the Trust for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by PFD other than statements contained in the Prospectus or sales literature authorized by the Trust.

     6.  Compensation.  In consideration of PFD's provision of the services as
         ------------
described in this Agreement, PIMCO agrees, subject to the limitations of applicable law and regulations, including rules of the NASD, to pay PFD fees ("Service Fees") at an annual rate of 0.25% of the average of the aggregate net asset value of outstanding Class D shares serviced by PFD (or by Service Organizations pursuant to contracts with PFD), measured on each business day during each month. PFD may, in turn, pay any or all of these fees to Service Organizations with whom it has entered into service agreements, with no recourse to or liability on the part of PIMCO. The applicable portion of the Service Fees will be paid by PIMCO within 20 days following the end of each month. The parties acknowledge and agree that the Service Fees will be paid by PIMCO in respect of each Fund and shall be paid in respect of each Fund only so long as the Administration Agreement is in effect with respect to that Fund's Class D shares.

     The fee rate with respect to any Fund may be prospectively increased or decreased by PIMCO, in its sole discretion, at any time upon notice to PFD.

     In addition, PFD will furnish to PIMCO, the Trust or their designees such information as PIMCO, the Trust or their designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of support services with respect to Class D shares as described herein), and will otherwise cooperate with PIMCO, the Trust and their designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by PIMCO pursuant hereto, as well as any other reports or filings that may be required by law.

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     7.  Term and Termination.
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         (a)  This Agreement is entered into by PIMCO in accordance with the terms of the Class D Distribution Plan, which the Trust has adopted pursuant to Rule 12b-1 under the 1940 Act, that forms a part of the Administration Agreement. Accordingly, unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Distribution Plan and such related agreements.

         (b) This Agreement may be terminated, with respect to a Fund, at any time without the payment of any penalty, by vote of a majority of the Class D shares (within the meaning of the 1940 Act) of a Fund, on 30 days' written notice. Notice of termination (or non-renewal) of the Distribution Plan by the Trustees shall constitute a notice of termination of this Agreement.

         (c) This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act, or upon termination of the Distribution Plan.

     8.  Governing Law.  This Agreement shall be construed and the provisions
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thereof interpreted under and in accordance with the laws of the State of
California applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

     9.  Exculpation:  Indemnification
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         (a)  PIMCO shall not be liable to PFD and the PFD shall not be liable to PIMCO except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by PIMCO or by PFD of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the NASD.

         (b) PFD will indemnify PIMCO and hold it harmless from any claims or assertions relating to the lawfulness of the PFD's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of PFD and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, PIMCO shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by PFD.

    10.  Notices.  Each notice required by this Agreement shall be given in
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writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the


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party's address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

    11.  Complete Agreement.  This Agreement contains the full and complete
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understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

    12.  Amendment.  This Agreement may be modified or amended, and the terms of
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this Agreement may be waived, only by a writing signed by each of the parties.

    13.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.


PACIFIC INVESTMENT MANAGEMENT COMPANY


By:_______________________________         Address for Notices:
Name:_____________________________         840 Newport Center Drive, Suite 360
Title:____________________________         Newport Beach, CA 92600
                                           Fax:  (714) __________

PIMCO FUNDS DISTRIBUTORS LLC


By:_______________________________         Address for Notices:
Name:_____________________________         2187 Atlantic Street
Title:____________________________         Stamford, CT  06902
                                           Fax:  (203) 352-4919


46787183.doc


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